Exhibit 10.2

FORM OF
FORBEARANCE AGREEMENT

THIS FORBEARANCE AGREEMENT (this “Agreement”) is entered into as of October 18, 2009, between Vitesse Semiconductor Corporation, a Delaware corporation (the “Issuer”) and the beneficial owners of the 1.50% Convertible Subordinated Debentures due 2024 (the “Notes”) signatories hereto (the “Forbearing Holders”).  Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to such terms in the Indenture governing the Notes, dated as of September 22, 2004, between the Issuer and U.S. Bank National Association (the “Trustee”) (as amended and supplemented, or otherwise modified, the “Indenture”).

RECITALS

WHEREAS, pursuant to the Indenture, the Issuer has issued Notes in principal amount of $96,700,000 and the Forbearing Holders hold Notes in the principal amount listed below each Forbearing Holder’s name on the signature pages hereto (the “Forbearing Notes”).

WHEREAS, the Forbearing Holders exercised their rights pursuant to Section 11.1 of the Indenture and required the Issuer to repurchase the Forbearing Notes on October 1, 2009 (the “Put Repurchase Date”).

WHEREAS, a Default has occurred and is continuing under Section 4.1(d) of the Indenture as a result of the Issuer’s failure to mail a Repurchase Event Notice pursuant to Section 11.3 of the Indenture and a Repurchase Event Purchase Notice pursuant to Section 11.4 of the Indenture or to file a Schedule TO pursuant to Section 11.7 of the Indenture (the “Existing Defaults”).

WHEREAS, the Forbearing Holders assert (and the Issuer disputes) that an Event of Default has occurred and is continuing under Section 4.1(c) of the Indenture because of the Issuer’s failure to repurchase the Forbearing Notes from the Forbearing Holders on the Put Repurchase Date at a purchase price equal to 113.76% of the principal amount of such Forbearing Notes (the “Put Repurchase Default” and together with the Existing Defaults, the “Specified Defaults”).

WHEREAS, certain of the Forbearing Holders and the Issuer have previously entered into a Forbearance Agreement, dated as of October 1, 2009, pursuant to which, among other things, such Forbearance Holders agreed to forbear from exercising any rights or remedies in connection with the Specified defaults (as defined therein) on the terms and conditions contained therein until October 9, 2009.

WHEREAS, certain of the Forbearing Holders and the Issuer have previously entered into a Forbearance Agreement, dated as of October 9, 2009, pursuant to which, among other things, such Forbearance Holders agreed to forbear from exercising any rights or remedies in connection with the Specified defaults (as defined therein) on the terms and conditions contained therein until October 16, 2009.

WHEREAS, the Issuer has requested that the Forbearing Holders agree to forbear, and the Forbearing Holders have agreed to forbear, from exercising their rights and remedies with respect to the Specified Defaults for the period, and on the terms and conditions, specified herein.

WHEREAS, on October 14, 2009, the Issuer delivered an irrevocable notice (the “Issuer Notice”) to the Forbearing Holders pursuant to which the Issuer agreed that through October 16, 2009 it would exclusively pursue a transaction in good faith with the Forbearing Holders pursuant to which the Issuer will exchange the Forbearing Notes for a combination of cash and new securities (the “Noteholder Transaction”).

AGREEMENT

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1        Acknowledgement and Reaffirmation.  The Issuer hereby acknowledges and agrees, with respect to the Forbearing Holders only, that:

(a)           The Issuer is indebted and liable to the Forbearing Holders pursuant to Section 11.1(a) of the Indenture in an amount equal to 113.76% of the principal amount of the Forbearing Notes, together with any accrued and unpaid interest and any Additional Amounts and Forbearance Interest (the “Repurchase Price”).  The Issuer acknowledges and agrees that notwithstanding the fact that the Forbearing Holders exercised their rights pursuant to Section 11.1 of the Indenture as set forth above, until such time as the Forbearing Holders receive the Repurchase Price, the Forbearing Holders will continue to be the beneficial owner of the Forbearing Notes with all rights and remedies under the Indenture;

(b)           the obligations of the Issuer to the Forbearing Holders under the Indenture and hereunder constitute valid and subsisting obligations of the Issuer to the Forbearing Holders that are not subject to any credits, offsets, defenses, claims, counterclaims or adjustments of any kind; and

(c)           the Forbearing Holders do not waive any of the Specified Defaults.

2      Forbearance.  Subject to the terms and conditions set forth herein, from the Effective Date through the earlier of (a) the date on which the Issuer fails to comply with the covenants contained in Section 7 of this Agreement, (b) the date of the commencement by the Issuer of a voluntary bankruptcy, insolvency, reorganization or other similar proceeding or the commencement of any similar non-voluntary case or proceeding with respect to the Issuer, and (c) the termination of that certain Conversion Agreement, dated as of the date hereof, among the Issuer and the Forbearing Holders (the “Forbearance Period”), the Forbearing Holders hereby agree to forbear from exercising any and all of their rights or remedies available under the

Indenture or applicable law as a result of any Defaults or Events of Defaults; provided, however, that in each case, the Forbearing Holders shall be free to exercise any or all rights and remedies arising on account of any Default or Event of Default at the end of the Forbearance Period; provided further, that except as expressly set forth herein, this Agreement shall not operate as a waiver, amendment or modification of the Indenture.

3      No Waiver of Rights or Remedies.  The Forbearing Holders and the Issuer agree that, other than as expressly set forth herein, nothing in this Agreement, or the performance by the Forbearing Holders of their obligations hereunder, constitutes or shall be deemed to constitute a waiver of any of the rights or remedies available to the Forbearing Holders under the Indenture or any applicable law, all of which are hereby reserved.

4      Representations and Warranties of the Issuer.  The Issuer hereby represents and warrants to the Forbearing Holders that:

(a)                 No Default or Event of Default exists (or shall exist), to the knowledge of the Issuer, as of the date hereof (other than the Specified Defaults); and

(b)                The execution, delivery and performance by the Issuer of this Agreement has been duly authorized by all necessary corporate or other organizational action, and do not and will not: (i) contravene the terms of any of such Person’s organizational documents; (ii) conflict with or result in any breach or contravention of, or result in or require the creation of any Lien under, or require any payment to be made under (A) any contractual obligation to which such Person is a party or affecting such Person or the properties of such Person or any of its subsidiaries or (B) any order, injunction, writ or decree of any governmental authority or any arbitral award to which such Person or its property is subject; or (iii) violate any applicable law.  No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any governmental authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against the Issuer of this Agreement.

5      Forbearance Interest.  The Forbearing Notes will accrue cash interest at the rate of 15% per annum (including the existing cash interest of 1.5% per annum), payable semi-annually in arrears (the “Forbearance Interest”), beginning on October 1, 2009 and ending on the earlier of (a) the last day of the Forbearance Period, (b) the payment in full in cash of the Repurchase Price and (c) the date on which the Noteholder Transaction (as defined above) is actually consummated.  Notwithstanding the foregoing, if the Noteholder Transaction is consummated, (i) on or prior to October 31, 2009, the Forbearing Holders shall be deemed to have waived the Forbearance Interest from the period beginning October 1, 2009 through such date that the Noteholder Transaction is consummated and (ii) on or after November 1, 2009, the Forbearance Interest shall be reduced to a rate of 8% per annum (including the existing cash interest of 1.5% per annum) for the period beginning October 16, 2009 through such date that the Noteholder Transaction is consummated; provided however, that upon consummation of the Noteholder Transaction at any time, the Forbearing Holders shall be deemed to have waived the Forbearance Interest for the period beginning October 1, 2009 through October 16, 2009.  If the Noteholder Transaction is not consummated, (i) the Forbearing Notes shall accrue the Forbearance Interest pursuant to the first sentence of this Section 5 and (ii) thereafter, the Forbearing Notes shall accrue cash interest at the rate of 8% per annum (including the existing cash interest of 1.5% per annum) notwithstanding the termination of the Forbearance Period.  For the avoidance of doubt, the waiver of any Forbearance Interest pursuant to this Section 5 shall not effect the accrual of cash interest at the rate of 1.50% per annum pursuant to the Indenture.

6      Representation and Warranty of the Forbearing Holders.  The Forbearing Holders represent and warrant to the Issuer that (a) no Default or Event of Default exists (or shall exist), to the knowledge of the Forbearing Holders, as of the date hereof (other than the Specified Defaults) and (b) the Forbearing Holders will not direct the Trustee to take any action that is inconsistent with this Agreement.

7      Covenants.

(a)   The Issuer shall not repay, in part or in full, any Notes that are not Forbearing Notes.

(b)   The Issuer shall not incur, create, issue, assume or suffer to exist any indebtedness for borrowed money other than indebtedness existing on the Effective Date, or as expressly contemplated and authorized pursuant to the Noteholder Transaction.

(c)   The Issuer shall not incur, create, assume or suffer to exist any lien on any assets or properties of the Issuer other than (i) liens existing on the Effective Date, (b) the liens granted to the Trustee, for the benefit of the Forbearing Holders, pursuant to the Third Supplemental Indenture (as defined below), and (ii) customary liens incurred in the ordinary course of business.

(d)   The Issuer shall not actively solicit any transaction with a third party which, if consummated, would be in lieu of the Noteholder Transaction.  For the avoidance of doubt, it shall not be a forbearance termination event hereunder if the Issuer takes any action with respect to an unsolicitated transaction with a third party if the Issuer reasonably believes, following consultation with its legal counsel, that such action is advisable in order for the Issuer’s Board of Director to comply with its fiduciary duties under Delaware law.  For the avoidance of doubt, (i) any communications with a third party prior to the date hereof by the Issuer, its officers, directors, employees, agents or representatives shall not be deemed to be a solicitation of such third party for purposes hereof and (ii) nothing herein shall limit the Issuer’s right to waive any existing standstill agreement with a third party.

(e)   Within 3 business days of receipt of reasonable documentation, the Issuer shall have shall have reimbursed, all documented and reasonable fees, costs, and expenses of Gibson, Dunn & Crutcher LLP incurred on or before the Forbearance Effective Date in connection with this Agreement and the transactions contemplated hereby.

8      Conditions.  The agreement of the Forbearing Holders and the Issuer hereunder shall become effective as of the date when the following conditions shall have been satisfied (the “Effective Date”):

(a)   the Forbearing Holders shall have received counterparts of this Agreement duly executed by the Issuer and each Forbearing Holder;

(b)   the Forbearing Holders shall have received counterparts of the definitive documents evidencing the Noteholder Transaction duly executed by the Issuer and each Forbearing Holder;

(c)   the Issuer shall have entered into a third supplement to the Indenture (the “Third Supplemental Indenture”) pursuant to which it shall grant to the Trustee, for the benefit of the Forbearing Holders, a perfected security interest, subject only to the liens securing the First Lien Loan Agreement and certain customary permitted liens; and

(d)   the Issuer shall have entered into a forbearance agreement, in form and substance reasonably satisfactory to the Issuer and the Forbearing Holders, with Whitebox VSC, Ltd. with respect to the indebtedness under that certain Loan Agreement dated August 23, 2007 (the “First Lien Loan Agreement”).

9      Release.  In partial consideration of the Forbearing Holders’ willingness to enter into this Agreement, the Issuer hereby releases the Forbearing Holders and the Trustee and their officers, affiliates, employees, representatives, agents, financial advisors, counsel and directors from any and all actions, causes of action, claims, demands, damages and liabilities of whatever kind or nature, in law or in equity, now known or unknown, suspected or unsuspected to the extent that any of the foregoing arises from any action or failure to act in connection with the Indenture on or prior to the date hereof.

10    Counterparts.  This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be an original, but all of which shall constitute one and the same instrument

11    Effectiveness.  This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Issuer and the Forbearing Holders of written or telephonic notification of such execution and authorization of delivery thereof.

12    APPLICABLE LAW.  THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

13    Entirety.  This Agreement and the Indenture embody the entire agreement between the parties and supersede all prior agreements and understandings, if any, relating to the subject matter hereof.  This Agreement, together with the Indenture represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements of the parties.  There are no oral agreements between the parties.  In the event there is a conflict between this Agreement and the Indenture, this Agreement shall control.

14    Severability.  In case any provision in or obligation hereunder shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

15    Successors and Assigns; Transfers.  This Agreement shall be binding upon and inure to the benefit of each of the parties and their respective successors and assigns.  The Forbearing Holders may transfer all or any of their Forbearing Notes at any time during the Forbearance Period provided that such transferee shall agree in writing, as a condition to such transfer, to be bound by all of the provisions of this Agreement (any such transferee taking Forbearing Notes pursuant to the foregoing shall be considered Forbearing Holders as if they had been original signatories to this Agreement).

16    Notices.  Any notice or other communication to any party in connection with this Agreement shall be in writing and shall be sent by manual delivery, telegram, telex, facsimile transmission, overnight courier or United States mail (postage prepaid) addressed to such party at the address specified on the signature page hereof, or at such other address as such party shall have specified to the other party hereto in writing.  All periods of notice shall be measured from the date of delivery thereof if manually delivered, from the date of sending thereof if sent by telegram, telex or facsimile transmission, from the first business day after the date of sending if sent by overnight courier, or from four days after the date of mailing if mailed.

17    Waivers and Amendments.  This Agreement can be waived, modified, amended, or terminated only explicitly in a writing signed by the Issuer and each Forbearing Holder.  A waiver so signed shall be effective only in the specific instance, and for the specific purpose given and with respect to such Forbearing Holder signatory thereto.

18    Captions.  Captions in this Agreement are for reference and convenience only and shall not affect the interpretation or meaning of any provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

VITESSE SEMICONDUCTOR CORPORATION

By:
Name:
Title:

[HOLDER]

By:
Name:
Title:
Amount of Forbearing Notes: